Exhibit 10.22

English Summary of Finnish language R&D loan agreements TEKES 921/05 dated November 18, 2005 and TEKES 747/08 dated September 11, 2008 (each a Loan Agreement) by and between The Finnish Funding Agency for Technology and Innovation (the Lender) and Biotie Therapies Corp. (the Borrower).

•	Loan Capital: TEKES 921/05: EUR 2.453.000,00 and TEKES 747/08: EUR 564.000,00.

•	Term: Ten (10) years.

•	Maturity: Capital and interest to be paid annually.

•	Interest: Three (3) per cent. lower than the base rate set by the Finnish Ministry of Finance per annum, subject to minimum rate of one (1) per cent. per annum. Applicable penalty interest is the reference rate in accordance with the Finnish Interest Rate Act plus seven percentage points.

•	Repayment of principal: First repayment date on the fifth anniversary of the loan, thereafter repayment of principal over five consecutive years in equal instalments, or a later date, if agreed with the Lender.

•	Acceleration: The Lender may accelerate the loan (i) if the Borrower fails to use the loan proceeds in accordance with the purpose of the loan or if a material adverse event occurs; (ii) the conditions of the loan are amended by the Finnish Government and the Borrower does not agree to comply with amended terms; (iii) the Borrower fails to repay principal or interest; (iv) the Borrower falls into insolvency or similar proceedings; or (v) the Borrower fails to comply with the terms of the Loan Agreement.

•	Permitted use: The State Treasury may require repayment of the loan if the purpose of usage of the machinery or equipment acquired using the proceeds of the loan is changed, if the ownership of such machinery or equipment is transferred to a third party or if insurance proceeds are paid for such machinery or equipment.

•	Other provisions: The State Treasury may deduct from the proceeds of the loan that is extended to the Borrower amounts to be used by the Treasury for set-off against any matured indebtedness of the Borrower to the Treasury. The Lender has the right to conduct inspections relating to the applicable R&D project and related accounting. According to the general terms and conditions of the financing, the Borrower must inform any significant changes in the ownership structure of the Borrower to Tekes.

•	Governing law: Finnish law.